EXHIBIT 10.20

RETIREMENT AGREEMENT

This Retirement Agreement (this “Agreement”) by and between IVAX Corporation, a Florida corporation (“IVAX”), Norton Healthcare Limited (“Norton Healthcare”) and Isaac Kaye (the “Executive”), is dated as of May 8, 2003.

WHEREAS, the Executive has been employed by IVAX as its Deputy Chief Executive Officer and by Norton Healthcare as its Chairman and Chief Executive Officer pursuant to an Employment Agreement between IVAX, Norton Healthcare and the Executive dated as of November 28, 1997 (the “Employment Agreement”);

WHEREAS, IVAX, Norton Healthcare and the Executive have mutually agreed that the Executive will hereafter retire from his employment, and they wish to set forth their mutual agreement as to the terms and conditions of such retirement;

NOW, THEREFORE, IVAX, Norton Healthcare and the Executive hereby agree as follows:

1. Retirement. Effective at the conclusion of IVAX’ 2003 annual meeting of shareholders (the “Retirement Date”), the Executive shall retire from his employment with IVAX and Norton Healthcare, from his position as a member of the Board of IVAX and Norton Healthcare, and from all other positions the Executive may then hold as an officer or member of the board of directors of any of IVAX’ subsidiaries or affiliates.

2. Severance Payments. On or as soon as practicable after the Retirement Date, and in any event not later than 30 days thereafter, Norton Healthcare shall pay to the Executive the sum of $1,500,000. The Executive hereby waives any other payments and benefits he would have been entitled to receive from IVAX, Norton Healthcare or any of their subsidiaries or affiliates under the Employment Agreement or otherwise by virtue of his retirement. Except as set forth in this Agreement and any Stock Option Agreements between IVAX and the Executive, Executive acknowledges and agrees that he is not entitled to any other compensation payments of any kind, monetary or non-monetary benefits or perquisites with respect to his prior relationship (as an officer, employee and director) with IVAX, Norton Healthcare or any of their subsidiaries or affiliates.

3. Stock Options and Other Equity Awards. All of the Executive’s outstanding options that are vested as of the Retirement Date shall be treated in accordance with their terms, taking into account the Executive’s retirement on the Retirement Date.

4. Retention of Vested Benefits. Executive shall be permitted to retain all benefits vested or earned as of the Retirement Date in all savings, incentive and retirement plans of Norton Healthcare; it being understood that Executive shall not be entitled to participate in such plans after the Retirement Date and that no further vesting of benefits or interests in such plans by Executive shall occur from and after the Retirement Date.

5. Mutual Nondisparagement. (a) The Executive shall not make, participate in the making of, or encourage any other person to make, any statements, written or oral, which criticize, disparage, or defame the goodwill or reputation of, or which are intended to embarrass or adversely affect the morale of, IVAX, Norton Healthcare, any of their subsidiaries or affiliates, or any of, their respective present, former or future directors, officers, executives, employees and/or shareholders.

(b) Neither IVAX nor Norton Healthcare nor any of their subsidiaries or affiliates shall make, participate in the making of, or encourage any employees or any other person to make, any statements, written or oral, which criticize, disparage, or defame the reputation of, or which are intended to embarrass, the Executive.

(c) Notwithstanding the foregoing, nothing in this Section 5 shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction, or as otherwise may be required by law or legal process.

6. Surviving Provisions of the Employment Agreement. From the date hereof through the Retirement Date, the following provisions of the Employment Agreement shall continue to apply: Sections 2 and 3 (dealing with the Executive’s compensation and benefits during his continued employment); PROVIDED, that notwithstanding the foregoing, (i) after the date hereof, the Executive shall not be entitled to or be paid any bonuses (whether annual bonuses for 2002 or 2003 or otherwise) nor granted any additional stock options or other equity or long-term cash awards and (ii) Executive’s Base Salary shall be payable through June 30, 2003. From and after the date hereof, the Executive shall remain bound by, and he hereby agrees to comply with, the provision of Section 5 of the Employment Agreement, including his confidentiality obligations under the Confidentiality Agreement he signed with IVAX and/or Norton Healthcare.

7. Indemnification. This Agreement does not supersede the indemnification provisions contained in IVAX’ Articles of Incorporation, and the Executive shall remain entitled to the protections of such provisions to the fullest extent permitted by applicable law.

8. Cooperation. The Executive agrees to cooperate with and make himself reasonably available to IVAX and Norton Healthcare in any pending or future governmental or regulatory investigation or proceeding, subject to any privileges that the Executive may have. IVAX or Norton Healthcare, as applicable, will reimburse the Executive for all reasonable costs and expenses that he incurs in connection with any such investigation or proceeding.

9. Company Property. On or before the Retirement Date, the Executive will return to Norton Healthcare any and all assets or property of IVAX, Norton Healthcare or any of their subsidiaries or affiliates which have come into his possession or control.

10. Entire Agreement. This Agreement sets forth the entire agreement of IVAX, Norton Healthcare and the Executive with respect to the subject matter hereof, and supersedes the Employment Agreement in its entirety except as specifically provided herein.

11. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of IVAX and Norton Healthcare shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon IVAX, Norton Healthcare and their successors.

12. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against who enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board of Directors of IVAX or a Committee thereof, shall have authority on behalf of IVAX or Norton Healthcare to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.

(b) All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

if to the Executive:

Isaac Kaye

if to IVAX or Norton Healthcare:

IVAX Corporation

4400 Biscayne Boulevard

Miami, Florida (USA) 33137

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Severance payment and other amounts, if any, to be paid to the Executive pursuant to this Agreement shall be paid in British Pounds Sterling. To determine the amount of British Pounds Sterling of any payment designated in United States Dollars under this Agreement, the exchange rate quoted in the Wall Street Journal on the date immediately preceding the date the payment is required to be made shall be used.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.

THE EXECUTIVE

Isaac Kaye

IVAX CORPORATION

NORTON HEALTHCARE LIMITED